EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-84064, 333-43573, 333-89307 and 333-109658) of Hospitality Properties Trust and in the related Prospectuses of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of Hospitality Properties Trust, Hospitality Properties Trust management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hospitality Properties Trust, included in the 2005 Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 8, 2006